Prospectus Supplement (To Prospectus dated December 8, 2005)	Filed pursuant to Rule 424(b)(5) Registration No. 333-129276

10,727,500 Shares Common Stock $1.60 per Share
We are offering 10,727,500 shares of our common stock.
Our common stock is listed on the Nasdaq Global Market under the symbol “ENMD”. The last reported sale price of our common stock on the Nasdaq Global Market on December 12, 2006 was $1.85 per share.
We have retained ThinkEquity Partners LLC and Rodman & Renshaw LLC as our exclusive placement agents to use their best efforts to solicit offers to purchase our common stock in this offering. See “Plan of distribution” beginning on page S-15 of this prospectus supplement for more information regarding these arrangements.
Investing in our common stock involves a high degree of risk. See “Risk factors” beginning on page S-3 of this prospectus supplement.

	Per Share	Total

Public offering price	$1.60	$17,164,000
Placement agents’ fees	$0.10	$1,029,840
Proceeds, before expenses, to EntreMed, Inc.	$1.50	$16,134,160
The placement agents are not purchasing or selling any shares of our common stock pursuant to this prospectus supplement or the accompanying prospectus, nor are we requiring any minimum purchase or sale of any specific number of shares of common stock. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agents’ fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We expect that delivery of the shares of common stock being offered pursuant to this prospectus supplement will be made to purchasers on or about December 18, 2006. Certain purchaser funds will be deposited into an escrow account and held until jointly released by us and the placement agents on the date the shares are to be delivered to the purchasers. All funds received will be held in a non-interest bearing account.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ThinkEquity Partners LLC	Rodman & Renshaw, LLC
December 12, 2006

Table of contents
Prospectus supplement
     Panzem® is a trademark of EntreMed, Inc. This prospectus supplement, the accompanying prospectus and documents incorporated by reference herein may contain product names, trade names and trademarks of other entities.
     Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “the Company,” “EntreMed,” “we,” “us,” “our,” or similar references mean EntreMed, Inc., a Delaware corporation.

i

About this prospectus
     This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and also adds to and updates information contained in or incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more information about us and the shares of common stock we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained, or referred to, in this prospectus supplement, on the one hand, and the information contained, or referred to, in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.
     We have not authorized any broker, dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and any accompanying prospectus is delivered or common stock is sold on a later date.

The offering

Common stock offered by us	10,727,500 shares

Common stock to be outstanding upon completion this offering	84,890,998 shares

Use of proceeds	We intend to use the proceeds of this offering primarily to fund our research and development programs and their related costs, including conducting clinical trials of our product candidates. See “Use of proceeds” on page S-12.

Nasdaq Global Market symbol	ENMD
     Our principal executive offices are located at 9640 Medical Center Drive, Rockville, Maryland 20850 and our telephone number is (240) 864-2600.
     The information above and elsewhere in this prospectus supplement regarding outstanding shares of our common stock (including under “Capitalization” and “Dilution”) is based on 74,163,498 shares of common stock outstanding as of September 30, 2006 and excludes the following shares of common stock:
•	7,129,613 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2006, with a weighted-average exercise price of $9.53 per share;

•	3,350,000 shares of Series A Convertible Preferred Stock issuable upon conversion of such Series A Convertible Preferred Stock, as of September 30, 2006;

•	11,081,894 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2006, with a weighted-average exercise price of $3.55 per share; and

•	1,420,381 shares of common stock reserved for future awards under our 2001 Long-Term Incentive Plan as of September 30, 2006.

Risk factors
     An investment in our common stock involves significant risk. You should consider carefully the risks and uncertainties described below together with all other information in our filings with the Securities and Exchange Commission, or the SEC, that are contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to invest in our common stock. The risk factors set forth below, in addition to all such other information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus supersede the risk factors contained in our prior filings with the SEC. Prospective investors should review all of these risk factors before making an investment decision. If any of these risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. Additional risks and uncertainties of which we are unaware or that we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment. See also “Special note regarding forward-looking statements.”
Risks Related to the Company
We have a history of losses and anticipate future losses.
     To date, we have been engaged primarily in research and development activities. Although we have received license fees and research and development funding from a former collaborator, limited revenues on royalties from sales of Thalomid® and certain research grants, we have not derived significant revenues from operations.
     At September 30, 2006, we had an accumulated deficit of approximately $306,000,000. Losses have continued since September 30, 2006. We will also be required to conduct substantial research and development and clinical testing activities for our proposed products. We expect that these activities will result in operating losses for the foreseeable future before we commercialize any products, if ever. In addition, to the extent we rely on others to develop and commercialize our products, our ability to achieve profitability will depend upon the success of these other parties. To support our research and development of certain product candidates, we also may rely on cooperative agreements from governmental and other organizations as a source of support. If our cooperative agreements were to be reduced to any substantial extent, it may impair our ability to continue our research and development efforts. Even if we do achieve profitability, we may be unable to sustain or increase it.
Development of our products is at an early stage and is uncertain.
     Our proposed products and research programs are in the early stage of clinical development and require significant, time-consuming and costly research and development, testing and regulatory clearances. In developing our products, we are subject to risks of failure that are inherent in the development of products and therapeutic procedures. For example, it is possible that any or all of our proposed products will be ineffective or toxic, or otherwise will fail to receive necessary FDA clearances. There is a risk that the proposed products will be uneconomical to manufacture or market or will not achieve market acceptance. There is also a risk that third parties may hold proprietary rights that preclude us from marketing our proposed products or that others will market a superior or equivalent product. Further, our research and development activities might never result in commercially viable products.

Risk factors
     Our product candidates are at the clinical and preclinical stages of development. Although several of our product candidates have demonstrated some promising results in early clinical (human) trials and preclinical (animal) studies, they may not prove to be effective in humans. For example, testing on animals may occur under different conditions than testing in people and therefore the results of animal studies may not accurately predict human experience. Likewise, early clinical studies may not be predictive of eventual safety or effectiveness results in larger-scale pivotal clinical trials.
     There are many regulatory steps that must be taken before any of these product candidates will be eligible for FDA approval and subsequent sale, including the completion of preclinical and clinical trials. We do not expect that these product candidates will be commercially available for several years, if ever.
We are uncertain whether additional funding will be available for our future capital needs and commitments.
     We will require substantial funds in addition to our existing working capital to develop our product candidates and otherwise to meet our business objectives. We have never generated sufficient revenue during any period since our inception to cover our expenses and have spent, and expect to continue to spend, substantial funds to continue our research and development and clinical programs. Any one of the following factors, among others, could cause us to require additional funds or otherwise cause our cash requirements in the future to increase materially:
•	results of research and development activities;

•	progress of our preclinical studies or clinical trials;

•	results of clinical trials;

•	changes in or terminations of our relationships with strategic partners;

•	changes in the focus, direction, or costs of our research and development programs;

•	competitive and technological advances;

•	establishment of marketing and sales capabilities;

•	manufacturing;

•	the regulatory approval process; or

•	product launch.

Risk factors
We must show the safety and efficacy of our product candidates through clinical trials, the results of which are uncertain.
     Before obtaining regulatory approvals for the commercial sale of our products, we must demonstrate, through preclinical studies (animal testing) and clinical trials (human testing), that our proposed products are safe and effective for use in each target indication. Testing of our product candidates will be required, and failure can occur at any stage of testing. Clinical trials may not demonstrate sufficient safety and efficacy to obtain the required regulatory approvals or result in marketable products. The failure to adequately demonstrate the safety and efficacy of a product under development could delay or prevent regulatory approval of the potential product.
     Clinical trials for the product candidates we are developing may be delayed by many factors, including that potential patients for testing are limited in number. The failure of any clinical trials to meet applicable regulatory standards could cause such trials to be delayed or terminated, which could further delay the commercialization of any of our product candidates. Newly emerging safety risks observed in animal or human studies also can result in delays of ongoing or proposed clinical trials. Any such delays will increase our product development costs. If such delays are significant, they could negatively affect our financial results and the commercial prospects for our products.
Panzem® NCD may not be successful.
     We have reformulated our lead product candidate, Panzem®, in order to increase its concentration in the blood stream. Through the use of NanoCrystal® Colloidal Dispersion (NCD), a proprietary technology of Elan Drug Delivery, Inc. (“Elan”), we have reformulated Panzem® as an orally-administered liquid suspension. In February 2006, we commenced a Phase 2 study using Panzem® NCD in patients with glioblastoma multiforme (GBM). Although Panzem® NCD showed increased levels in the blood in Phase 1b clinical trials, it may not work as well in upcoming trials as it has in earlier testing.
We may need new collaborative partners to further develop and commercialize products, and if we enter into such arrangements, we may give up control over the development and approval process and decrease our potential revenue.
     We plan to develop and commercialize our product candidates with or without corporate alliances and partners. Nonetheless, we intend to explore opportunities for new corporate alliances and partners to help us develop, commercialize and market our product candidates. We expect to grant to our partners certain rights to commercialize any products developed under these agreements, and we may rely on our partners to conduct research and development efforts and clinical trials on, obtain regulatory approvals for, and manufacture and market any products licensed to them. Each individual partner will seek to control the amount and timing of resources devoted to these activities generally. We anticipate obtaining revenues from our strategic partners under such relationships in the form of research and development payments and payments upon achievement of certain milestones. Since we generally expect to obtain a royalty for sales or a percentage of profits of products licensed to third parties, our revenues may be less than if we retained all commercialization rights and marketed products directly. In addition, there is a risk that our corporate partners will pursue alternative technologies or develop competitive products as a means for developing treatments for the diseases targeted by our programs.
     We may not be successful in establishing any collaborative arrangements. Even if we do establish such collaborations, we may not successfully commercialize any products under or derive any revenues from these arrangements. Our strategy also involves entering into multiple, concurrent strategic alliances

Risk factors
to pursue commercialization of our core technologies. There is a risk that we will be unable to manage simultaneous programs successfully. With respect to existing and potential future strategic alliances and collaborative arrangements, we will depend on the expertise and dedication of sufficient resources by these outside parties to develop, manufacture, or market products. If a strategic alliance or collaborative partner fails to develop or commercialize a product to which it has rights, we may not recognize any revenues on that particular product.
We have no current manufacturing or marketing capacity and rely on only one supplier for some of our products.
     We do not expect to manufacture or market products in the near term, but we may try to do so in certain cases. We do not currently have the capacity to manufacture or market products and we have limited experience in these activities. If we elect to perform these functions, we will be required to either develop these capacities, or contract with others to perform some or all of these tasks. We may be dependent to a significant extent on corporate partners, licensees, or other entities for manufacturing and marketing of products. If we engage directly in manufacturing or marketing, we will require substantial additional funds and personnel and will be required to comply with extensive regulations. We may be unable to develop or contract for these capacities when required to do so in connection with our business.
     We are currently manufacturing products for clinical trials on a contract basis. Panzem® NCD, our lead small molecule clinical drug candidate, is currently manufactured by Elan. We do not have arrangements in place with alternative suppliers if our current supplier Elan was unable to deliver the product in necessary quantities.
     We depend on our third-party manufacturers to perform their obligations effectively and on a timely basis. These third parties may not meet their obligations and any such non-performance may delay clinical development or submission of products for regulatory approval, or otherwise impair our competitive position. Any significant problem experienced by one of our suppliers could result in a delay or interruption in the supply of materials to us until such supplier resolves the problem or an alternative source of supply is located. Any delay or interruption would likely lead to a delay or interruption of manufacturing operations, which could negatively affect our operations. Although we have identified alternative suppliers for our product candidates, we have not entered into contractual or other arrangements with them. If we needed to use an alternate supplier for any product, we would experience delays while we negotiated an agreement with them for the manufacture of such product. In addition, we may be unable to negotiate manufacturing terms with a new supplier that are as favorable as the terms we have with our current suppliers.
     Problems with any manufacturing processes could result in product defects, which could require us to delay shipment of products or recall products previously shipped. In addition, any prolonged interruption in the operations of the manufacturing facilities of one of our sole-source suppliers could result in the cancellation of shipments. A number of factors could cause interruptions, including equipment malfunctions or failures, or damage to a facility due to natural disasters or otherwise. Because our manufacturing processes are or are expected to be highly complex and subject to a lengthy FDA approval process, alternative qualified production capacity may not be available on a timely basis or at all. Difficulties or delays in our manufacturing could increase our costs and damage our reputation.
     The manufacture of pharmaceutical products can be an expensive, time consuming, and complex process.

Risk factors
     Manufacturers often encounter difficulties in scaling-up production of new products, including quality control and assurance and shortages of personnel. Delays in formulation and scale-up to commercial quantities could result in additional expense and delays in our clinical trials, regulatory submissions, and commercialization.
Failure of manufacturing facilities producing our product candidates to maintain regulatory approval could delay or otherwise hinder our ability to market our product candidates.
     Any manufacturer of our product candidates will be subject to applicable Good Manufacturing Practices (GMP) prescribed by the FDA or other rules and regulations prescribed by foreign regulatory authorities. We and any of our collaborators may be unable to enter into or maintain relationships either domestically or abroad with manufacturers whose facilities and procedures comply or will continue to comply with GMP and who are able to produce our small molecules in accordance with applicable regulatory standards. Failure by a manufacturer of our products to comply with GMP could result in significant time delays or our inability to obtain marketing approval or, should we have market approval, for such approval to continue. Changes in our manufacturers could require new product testing and facility compliance inspections. In the United States, failure to comply with GMP or other applicable legal requirements can lead to federal seizure of violated products, injunctive actions brought by the federal government, inability to export product, and potential criminal and civil liability on the part of a company and its officers and employees.
Manufacturing our product candidates may not be commercially feasible.
     The manufacturing processes for several of the small molecules we are developing have not yet been tested at commercial levels, and it may not be possible to manufacture these materials in a cost-effective manner.
We depend on patents and other proprietary rights, some of which are uncertain.
     Our success will depend in part on our ability to obtain patents for our products, both in the United States and abroad. The patent position of biotechnology and pharmaceutical companies in general is highly uncertain and involves complex legal and factual questions. Risks that relate to patenting our products include the following:
•	our failure to obtain additional patents;

•	challenge, invalidation, or circumvention of patents already issued to us;

•	failure of the rights granted under our patents to provide sufficient protection;

•	independent development of similar products by third parties; or

•	ability of third parties to design around patents issued to our collaborators or us.
     For several of the products that we are developing, including Panzem®, composition of matter patents is not available because the compounds are in the public domain. In these cases, only patents covering the “use” of the product are available. In general, patents covering a new use for a known compound can be more difficult to enforce against infringers of the use claims in the patent.

Risk factors
     Our potential products may conflict with patents that have been or may be granted to competitors, universities or others. As the biotechnology industry expands and more patents are issued, the risk increases that our potential products may give rise to claims that may infringe the patents of others. Such other persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected products. Any such litigation could result in substantial cost to us and diversion of effort by our management and technical personnel. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any action and any license required under any needed patent might not be made available on acceptable terms, if at all.
     We are a party to sponsored research agreements and license agreements that require us to make milestone payments upon attainment of certain regulatory milestones. Failure to meet such milestones could result in the loss of certain rights to compounds covered under such license agreements.
     We also rely on trade secret protection for our confidential and proprietary information. However, trade secrets are difficult to protect and others may independently develop substantially equivalent proprietary information and techniques and gain access to our trade secrets and disclose our technology. We may be unable to meaningfully protect our rights to unpatented trade secrets. We require our employees to complete confidentiality training that specifically addresses trade secrets. All employees, consultants, and advisors are required to execute a confidentiality agreement when beginning an employment or a consulting relationship with us. The agreements generally provide that all trade secrets and inventions conceived by the individual and all confidential information developed or made known to the individual during the term of the relationship automatically become our exclusive property. Employees and consultants must keep such information confidential and may not disclose such information to third parties except in specified circumstances. However, these agreements may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure of such information.
     To the extent that consultants, key employees, or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information. Any such disputes may not be resolved in our favor. Certain of our consultants are employed by or have consulting agreements with other companies and any inventions discovered by them generally will not become our property.
Our potential products are subject to government regulatory requirements and an extensive approval process.
     Our research, development, preclinical and clinical trials, manufacturing, and marketing of most of our product candidates are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the United States and abroad. The process of obtaining FDA and other required regulatory approvals for drug and biologic products, including required preclinical and clinical testing, is time consuming and expensive. Even after spending time and money, we may not receive regulatory approvals for clinical testing or for the manufacturing or marketing of any products. Our collaborators or we may encounter significant delays or costs in the effort to secure necessary approvals or licenses. Even if we obtain regulatory clearance for a product, that product will be subject to continuing review. Later discovery of previously unknown defects or failure to comply with the applicable regulatory requirements may result in restrictions on a product’s marketing or withdrawal of the product from the market, as well as possible civil or criminal penalties.

Risk factors
Potential products may subject us to product liability for which insurance may not be available.
     The use of our potential products in clinical trials and the marketing of any pharmaceutical products may expose us to product liability claims. We have obtained a level of liability insurance coverage that we believe is adequate in scope and coverage for our current stage of development. However, our present insurance coverage may not be adequate to protect us from liabilities we might incur. In addition, our existing coverage will not be adequate as we further develop products and, in the future, adequate insurance coverage and indemnification by collaborative partners may not be available in sufficient amounts or at a reasonable cost. If a product liability claim or series of claims are brought against us for uninsured liabilities, or in excess of our insurance coverage, the payment of such liabilities could have a negative effect on our business and financial condition.
We have engaged in and may continue to engage in acquisitions, which could negatively affect our business and earnings.
     In January 2006, we acquired Miikana Therapeutics, Inc., a clinical-stage biopharmaceutical company. We intend to continue to be opportunistic in acquiring companies that we believe are a strategic fit with our business or complement our existing product candidates. There are risks associated with such activities. These risks include, among others, incorrectly assessing the asset quality of a prospective merger partner, encountering greater than anticipated costs in integrating acquired businesses and being unable to profitably deploy assets acquired in the transaction, such as drug candidates. Further, acquisitions may place additional constraints on our resources by diverting the attention of our management from our business operations. To the extent we issue securities in connection with additional transactions, these transactions and related issuances may have a dilutive effect on earnings per share and our ownership. Our earnings, financial condition, and prospects after an acquisition depend in part on our ability to successfully integrate the operations of the acquired business or technologies. We may be unable to integrate operations successfully or to achieve expected cost savings. Any cost savings which are realized may be offset by losses in revenues or other charges to earnings.
Risks Related to our Common Stock and the Offering
The price of our common stock has been and is likely to continue to be volatile, and your investment could suffer a decline in value.
     Market prices for our common stock and the securities of other biotechnology and biopharmaceutical companies have been highly volatile and may continue to be highly volatile in the future. Our common stock has been, and is likely to be, highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:
•	the timing and the results from our clinical trial programs;

•	FDA or other federal or state regulatory actions;

•	failure of any of our product candidates, if approved, to achieve commercial success;

•	announcements of clinical trial results or new product introductions by our competitors;

•	market conditions in the pharmaceutical, biopharmaceutical and biotechnology sectors;

Risk factors
•	developments concerning our or our competitors’ intellectual property rights;

•	litigation or public concern about the safety of our product candidates;

•	deviations in our business and the trading price of our common stock from the estimates of securities analysts; and

•	additions or departures of key personnel.
          As a result, you could lose all or part of your investment. The stock market in general experiences extreme price and volume fluctuations that are often unrelated and disproportionate to the operating performance of companies. Class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Any such litigation brought against us could result in substantial costs and a diversion of management’s attention and resources, which could hurt our business, operating results and financial condition.
Investors in this offering will experience immediate and substantial dilution.
          The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock. If the holders of outstanding options or warrants exercise those options or warrants at prices below the public offering price, you will incur further dilution. See “Dilution.”
Sales of substantial amounts of our common stock or the perception that such sales may occur could cause the market price of our common stock to drop significantly, even if our business is performing well.
          The market price of our common stock could decline as a result of sales by, or the perceived possibility of sales by, our existing stockholders of shares of our common stock in the market after this offering. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. The lock-up agreements delivered by our directors and officers to the placement agents in connection with this offering generally provide that they will not dispose of their shares of our common stock for a period of 90 days after the date of this prospectus supplement. The placement agents have no pre-established conditions to waiving the terms of the lock-up agreements, and any decision by them to waive those conditions would depend on a number of factors, which may include market conditions, the performance of the common stock in the market and our financial condition at that time. In addition, we have filed resale shelf registration statements to register shares of our common stock that may be sold by certain of our stockholders, which may increase the likelihood of sales by, or the perception of an increased likelihood of sales by, our existing stockholders of shares of our common stock.
We will have broad discretion in how we use the proceeds of this offering, and we may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

Risk factors
     We will have considerable discretion in the application of the net proceeds of this offering. We currently intend to use the net proceeds of this offering to fund our research and development programs and their related costs, including conducting clinical trials of our product candidates, as well as possibly commercial launch preparation. However, our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. We may not invest the proceeds of this offering effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material and adverse effect on our business, cause the price of our common stock to decline or delay the development of our product candidates.
Because we do not expect to pay dividends in the foreseeable future, you must rely on stock appreciation for any return on your investment.
     We have paid no cash dividends on any of our capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future, and payment of cash dividends, if any, will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Furthermore, we are subject to various laws and regulations that may restrict our ability to pay dividends and we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends. Accordingly, the success of your investment in our common stock will likely depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value after the offering or even maintain the price at which you purchased your shares, you may not realize a return on your investment in our common stock and you may lose your entire investment in our common stock.
We may require additional capital in the future, which may not be available to us. Issuances of our equity securities to provide this capital may dilute your ownership in us.
     We may need to raise additional funds through public or private debt or equity financings in order to:
•	take advantage of expansion opportunities;

•	acquire complementary businesses or technologies;

•	develop new services and products; or

•	respond to competitive pressures.
     Any additional capital raised through the issuance of our equity securities may dilute your percentage ownership interest in us. Furthermore, any additional financing we may need may not be available on terms favorable to us or at all. The unavailability of needed financing could adversely affect our ability to execute our growth strategy.

Special note regarding forward-looking statements
     This prospectus supplement contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “feel,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “target,” “assume,” “goal,” “objective,” “plan,” “remain,” “seek,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions.
     Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in this prospectus supplement under the heading “Risk factors,” risks relating to our need for additional capital and the uncertainty of additional funding; the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). You are encouraged to review the risk factors included in this prospectus supplement.
Use of proceeds
     We estimate that the net proceeds we will receive from this offering will be approximately $15.9 million after deducting the placement agents’ fees and other estimated offering related expenses, and assuming that we sell the maximum number of shares offered hereby.
     We will retain broad discretion over the use of the net proceeds from the sale of our common stock offered hereby. We currently anticipate using the net proceeds from this offering to fund our research and development programs and their related costs, including conducting clinical trials of our product candidates.
     The timing and amount of our actual expenditures will be based on many factors, including progress in, and the costs of, our research and development programs, including our clinical trials, our ability to identify collaborators for our product candidates, our ability to negotiate and enter into definitive agreements with any such collaborators and the amount and timing of revenues, if any, from future collaborations. We therefore cannot estimate the amount of net proceeds to be used for all of the purposes described above. Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

Capitalization
     The following table sets forth our capitalization as of September 30, 2006:
•	on an actual basis; and

•	on an as-adjusted basis, to give effect to the sale of 10,727,500 shares of common stock offered by us in this offering, at a price of $1.60 per share and after deducting the placement agents’ fees and other estimated offering related expenses payable by us.

	As of September 30, 2006
	Actual	As Adjusted
	(unaudited)
Loan payable, including current portion	$952,651	$952,651
Minority interest	17,493	17,493
Stockholders’ equity:
Convertible preferred stock, $1 par value; 5,000,000 shares authorized and 3,350,000 shares issued and outstanding	3,350,000	3,350,000
Common stock, $0.01 par value; 170,000,000 shares authorized and 74,163,498 actual shares and 84,890,998 as adjusted, shares issued and outstanding	740,842	848,117
Additional paid-in capital	346,103,903	361,908,288
Treasury stock, at cost: 874,999 shares held	(8,034,244)	(8,034,244)
Accumulated deficit	(306,009,254)	(306,009,254)
Total Stockholders’ equity	36,151,247	52,062,907
Total capitalization	$37,121,391	$53,033,051

Dilution
     Our actual net tangible book value as of September 30, 2006 was approximately $36,151,000 or $0.49 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities, including minority interest, from our total tangible assets and dividing this amount by the number of shares of common stock outstanding. After giving effect to the sale by us of the 10,727,500 shares of common stock offered in this offering at a price of $1.60 per share, and after deducting the placement agents’ fees and estimated offering expenses payable by us, our pro forma, as-adjusted net tangible book value as of September 30, 2006 would have been approximately $52,063,000, or $0.61 per share of common stock. This represents an immediate increase in the pro forma net tangible book value of $0.12 per share to our existing stockholders and an immediate and substantial dilution in pro forma net tangible book value of $0.99 per share to new investors. The following table illustrates this per share dilution:

Offering price per share	$1.60
Pro Forma net tangible book value per share as of September 30, 2006	$0.49
Increase per share attributable to new investors	$0.12
Pro forma, as-adjusted net tangible book value per share after completion of this offering	$0.61
Dilution per share to new investors	$0.99

Plan of distribution
     Pursuant to a placement agency agreement dated December 12, 2006, we have engaged ThinkEquity Partners LLC and Rodman & Renshaw, LLC to act as our exclusive placement agents in connection with an offering of our shares of common stock under a registration statement on Form S-3, of which this prospectus supplement is a part. Under the terms of the placement agency agreement, the placement agents have agreed to be our exclusive placement agents, on a best efforts basis, in connection with the issuance and sale by us of our shares of common stock in a proposed takedown from our registration statement. The terms of any such offering will be subject to market conditions and negotiations between us, the placement agents and prospective purchasers. The placement agency agreement provides that the obligations of the placement agents are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our auditors. The placement agency agreement does not give rise to any commitment by the placement agents to purchase any of our shares of common stock, and the placement agents will have no authority to bind us by virtue of the placement agency agreement. Further, the placement agents do not guarantee that they will be able to raise new capital in any prospective offering.
     We will enter into purchase agreements directly with investors in connection with this offering, and we will only sell to investors who have entered into purchase agreements. A form of purchase agreement is attached as Appendix A to this prospectus supplement.
     Unless purchasers instruct us otherwise, we will deliver the shares of common stock being issued to the purchasers electronically upon receipt of purchaser funds for the purchase of the shares of our common stock offered pursuant to this prospectus supplement. We expect to deliver the shares of our common stock being offered pursuant to this prospectus supplement on or about December 18, 2006.
     We have agreed to pay the placement agents a total placement fee equal to 6.0% of the gross proceeds of this offering and to reimburse the placement agents for all costs and expenses incurred by them in connection with this offering in an amount not to exceed $15,000 in the aggregate. In addition, we have agreed to reimburse the placement agents for the fees, disbursements and other charges of counsel to the placement agents in an amount not to exceed $50,000.
     In compliance with the guidelines of the National Association of Securities Dealers, the maximum consideration or discount to be received by any NASD member may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus supplement.
     The placement agents have informed us that they will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.
     In order to facilitate the closing, certain purchaser funds will be deposited into a non-interest bearing escrow account and held by the escrow agent until jointly released by us and the placement agents in a written instruction to the escrow agent on the date the shares are delivered to the purchasers. The escrow agent will not accept any purchaser funds until the date of this prospectus supplement.
     We have agreed to indemnify the placement agents and specified other persons against some civil liabilities, including liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and to contribute to payments that the placement agents may be required to make in respect of those liabilities.

Plan of distribution
     We and each of our directors and executive officers have agreed to certain restrictions on the ability to sell shares of our common stock and other securities that they beneficially own, including securities convertible into or exercisable or exchangeable for our common stock, for a period of 90 days following the date of this prospectus supplement. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, we and such persons may not, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of our common stock, without the prior written consent of ThinkEquity Partners LLC. Notwithstanding the foregoing, if (x) during the last 17 days of such 90 day period, we announce that we will release earnings results or publicly announce other material news or a material event relating to us occurs or (y) prior to the expiration of the 90 day period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 90 day period, then in each case the 90 day period will be extended until the expiration of the 18 day period beginning on the date of release of the earnings results or the public announcement regarding the material news or the occurrence of the material event, as applicable, unless ThinkEquity Partners LLC waives, in writing, such extension. At any time and without public notice, ThinkEquity Partners LLC may in its sole discretion release all or some of the securities from these lock-up agreements.
     The placement agency agreement with ThinkEquity Partners LLC and Rodman & Renshaw, LLC will be included as an exhibit to a Current Report on Form 8-K that we will file with the SEC and that will be incorporated by reference into the registration statement of which this prospectus supplement forms a part.
     The placement agents or their affiliates may in the future provide investment banking, commercial banking and/or other services to us from time to time, for which they may in the future receive customary fees and expenses.

Legal matters
     The validity of the common stock offered hereby has been passed upon by Arnold & Porter LLP, Washington, D.C. Lowenstein Sandler PC, New York, New York, will pass upon certain legal matters in connection with this offering for the placement agents.
Experts
     Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
     The financial statements of Miikana Therapeutics, Inc., for the years ended June 30, 2005 and June 30, 2004, have been incorporated by reference herein in reliance upon the report of Reznick Group P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Incorporation of certain information by reference
          The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.
          This prospectus supplement incorporates by reference the documents listed below that we previously have filed with the SEC and any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus supplement and the termination of the offering of the securities. These documents contain important information about us.
1.	Our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 14, 2006.

2.	Our Definitive Proxy Statement on Schedule 14A, filed May 12, 2006.

3.	Our Quarterly Report on Form 10-Q: for the quarter ended March 31, 2006, filed May 10, 2006; for the quarter ended June 30, 2006, filed August 9, 2006; and for the quarter ended September 30, 2006, filed November 6, 2006.

4.	Our Current Reports on Form 8-K or 8-K/A, as applicable, filed January 13, 2006; January 17, 2006; February 8, 2006; March 29, 2006; April 4, 2006; June 6, 2006; and June 22, 2006.

5.	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on May 14, 1996, including any amendment or report filed for the purpose of updating such description.
          You can obtain a copy of any or all of the documents incorporated by reference in this prospectus supplement (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC on its web site at http://www.sec.gov. You also can obtain these documents from us without charge by visiting our web site at http://www.entremed.com or by requesting them in writing, by email or by telephone at the following address:
Ginny Dunn
Associate Director, Corporate Communications & Investor Relations
EntreMed, Inc.
9640 Medical Center Drive
Rockville, Maryland 20850
(240) 864-2600
ginnyd@entremed.com

     We have authorized no one to provide you with any information that differs from that contained in this prospectus supplement or the accompanying prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus supplement or accompanying prospectus.
Where you can find more information about us
     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of the securities offered under this prospectus supplement. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus supplement certain information included in the registration statement.
     In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room.
     In addition, the SEC maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC. The address of that web site is http://www.sec.gov. We also maintain a web site at http://www.entremed.com, which provides additional information about our company. The material on our website is not a part of this prospectus supplement or the accompanying prospectus.

Appendix A – Form of purchase agreement
EntreMed, Inc.
9640 Medical Center Drive
Rockville, Maryland 20850
Ladies and Gentlemen:
The undersigned (the “Investor”) hereby confirms and agrees with you as follows:
1. The subscription terms set forth herein (this “Subscription”) are made as of the date set forth below between EntreMed, Inc., a Delaware corporation (the “Company”), and the Investor.
2. As of the Closing (as defined below) and subject to the terms and conditions hereof, the Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor such number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) as is set forth on the signature page hereto (the “Signature Page”) for a purchase price of $  per share (the “Shares”). The Investor acknowledges that the offering is not a firm commitment underwriting and that there is no minimum offering amount.
3. The completion of the purchase and sale of the Shares shall occur at a closing (the “Closing”) which, in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, is expected to occur on or about December  , 2006. At the Closing, (a) the Company shall cause its transfer agent to release to the Investor the number of Shares being purchased by the Investor and (b) the aggregate purchase price for the Shares being purchased by the Investor will be delivered by or on behalf of the Investor to the Company. Settlement of the Shares shall be by electronic transfer through the facilities of The Depository Trust Company’s DWAC system and shall be made in accordance with the provisions set forth in Exhibit A hereto, which shall be incorporated herein by reference as if set forth fully herein.
a.	Delivery of Funds. No later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall remit by wire transfer the amount of funds equal to the aggregate purchase price for the shares being purchased by the Investor to the following account (the “Escrow Account”) designated by the Company and the Placement Agents pursuant to the terms of that certain Escrow Agreement (the “Escrow Agreement”) dated as of December , 2006, by and among the Company, the Placement Agents and JP Morgan Chase Bank, N.A. (the “Escrow Agent”):
JPMorgan Chase Bank, NA
ABA#: 021000021
Account Name: JPMC as EA for EntreMed/ThinkEquity
Account #: 304875848
Attn: James Fulton
Such funds shall be held in escrow in a non-interest bearing account until the Closing and delivered by the Escrow Agent on behalf of the Investors to the Company upon the satisfaction, in the sole judgment of the Placement Agents, of the Company closing conditions set forth in the Placement Agreement. The Placement Agents shall have no rights in or to any of the escrowed funds, unless the Placement Agents and the Escrow Agent are notified in writing by the Company in connection with the Closing that a portion of the escrowed funds shall be applied to the Placement Fee. The Company and the Investor agree to indemnify and hold the Escrow Agent harmless from and against any and all losses, costs, damages, expenses and claims (including, without limitation, court costs and reasonable attorneys fees) (“Losses”) arising under this Section 3 or otherwise with respect to the funds held in escrow pursuant hereto or arising under the Escrow Agreement, unless it is finally determined that such Losses resulted directly from the willful misconduct or gross negligence of the Escrow Agent. Anything in this Subscription to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

b.	Delivery of Shares. No later than one (1) business day after the execution of this Agreement by the Investor and the Company , the Investor shall direct the broker-dealer at which the account or accounts to be credited with the Shares being purchased by such Investor are maintained, which broker/dealer shall be a DTC participant, to set up a Deposit/Withdrawal at Custodian (“DWAC”) on the Closing Date instructing American Stock Transfer and Trust Company, the Company’s transfer agent, to credit such account or accounts with the Shares by means of an electronic book-entry delivery. Such DWAC shall indicate the settlement date for the deposit of the Shares, which date shall be provided to the Investor by the Placement Agents. Simultaneously with the delivery to the Company by the Escrow Agent of the funds held in escrow pursuant to Section 3(a) above, the Company shall direct its transfer agent to credit the Investor’s account or accounts with the Shares pursuant to the information contained in the DWAC.
4. The offering and sale of the Shares are being made pursuant to the Registration Statement and the Prospectus (as such terms are defined below). The Investor acknowledges that the Company intends to enter into subscriptions in substantially the same form as this Subscription with certain other investors and intends to offer and sell (the “Offering”) up to an aggregate of shares of Common Stock pursuant to the Registration Statement and Prospectus. The Company may accept or reject this Subscription or any one or more other subscriptions with other investors in its sole discretion.
5. The Company has filed or shall file with the Securities and Exchange Commission (the “Commission”) a prospectus (the “Base Prospectus”) and a final prospectus supplement (collectively, the “Prospectus”) with respect to the registration statement (File No. 333-129276) reflecting the Offering, including all amendments thereto, the exhibits and any schedules thereto, the documents otherwise deemed to be a part thereof or included therein by the rules and regulations of the Commission (the “Rules and Regulations”), and any registration statement relating to the Offering and filed pursuant to Rule 462(b) under the Rules and Regulations (collectively, the “Registration Statement”), in conformity with the Securities Act of 1933, as amended (the “Securities Act”), including Rule 424(b) thereunder. The Investor hereby confirms that it has had full access to the Base Prospectus, the prospectus supplement and the Company’s periodic reports and other information incorporated by reference therein, and was able to read, review, download and print such materials.
6. The Company has entered into a Placement Agency Agreement (the “Placement Agreement”), dated December  , 2006 with ThinkEquity Partners LLC and Rodman & Renshaw, LLC (the “Placement Agents”), which will act as the Company’s placement agents with respect to the Offering and receive a fee (the “Placement Fee”) in connection with the sale of the Shares. The Placement Agreement contains certain representations and warranties of the Company. The Company acknowledges and agrees that the Investor may rely on the representations and warranties made by it to the Placement Agents in Section 2 of the Placement Agreement to the same extent as if such representations and warranties had been incorporated in full herein and made directly to the Investor. Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Placement Agreement.
7. The obligations of the Company and the Investor to complete the transactions contemplated by this Subscription shall be subject to the following:
a.	The Company’s obligation to issue and sell the Shares to the Investor shall be subject to: (i) the acceptance by the Company of this Subscription (as may be indicated by the Company’s execution of the Signature Page hereto), (ii) the receipt by the Company of the purchase price for the Shares being purchased hereunder as set forth on the Signature Page and (iii) the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing Date.

b.	The Investor’s obligation to purchase the Shares will be subject to the condition that the Representative shall not have: (i) terminated the Placement Agreement pursuant to the terms thereof or (ii) determined that the conditions to closing in the Placement Agreement have not been satisfied.
8. The Company hereby makes the following representations, warranties and covenants to the Investor:
a.	The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Subscription and otherwise to carry out its obligations hereunder. The execution and delivery of this Subscription by the Company and the consummation by it of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of the Company. This Subscription has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

b.	The Company shall (i) before the opening of trading on The NASDAQ Global Market on the next trading day after the date hereof, issue a press release, disclosing all material aspects of the transactions contemplated hereby and (ii) make such other filings and notices in the manner and time required by the Commission with respect to the transactions contemplated hereby. The Company shall not identify the Investor by name in any press release or public filing, or otherwise publicly disclose the Investor’s name, without the Investor’s prior written consent, unless required by law or the rules and regulations of any self-regulatory organization which the Company or its securities are subject.
9. The Investor hereby makes the following representations, warranties and covenants to the Company:
a.	The Investor represents that (i) it has had full access to the Base Prospectus and the prospectus supplement, as well as the Company’s periodic reports and other information incorporated by reference therein, prior to or in connection with its receipt of this Subscription, (ii) it is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Shares, and (iii) it does not have any agreement or understanding, directly or indirectly, with any person or entity to distribute any of the Shares.

b.	The Investor has the requisite power and authority to enter into this Subscription and to consummate the transactions contemplated hereby. The execution and delivery of this Subscription by the Investor and the consummation by it of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of the Investor. This Subscription has been executed by the Investor and, when delivered in accordance with the terms hereof, will constitute a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

c.	The Investor understands that nothing in this Subscription or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.

d.	Neither the Investor nor any Person acting on behalf of, or pursuant to any understanding with or based upon any information received from, the Investor has, directly or indirectly, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales involving the Company’s securities) since the earlier to occur of (i) the time that the Investor was first contacted by the Placement Agents or the Company with respect to the transactions contemplated hereby and (ii) the date that is the tenth (10th) trading day prior to the date the Investor executes this Subscription. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. The Investor covenants that neither it, nor any Person acting on behalf of, or pursuant to any understanding with or based upon any information received from, the Investor will engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Subscription are publicly disclosed.

e.	The Investor represents that, except as set forth below, (i) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (ii) it is not a, and it has no direct or indirect affiliation or association with any, NASD member or an Associated Person (as such term is defined under the NASD Membership and Registration Rules Section 1011) as of the date the Investor executes this Subscription, and (iii) neither it nor any group of investors (as identified in a public filing made with the Commission) of which it is a member, acquired, or obtained the right to acquire, 20% or more of the Common Stock (or securities convertible or exercisable for Common Stock) or the voting power of the Company on a post-transaction basis. Exceptions:

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

f.	The Investor, if outside the United States, will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense.
10. Notwithstanding any investigation made by any party to this Subscription, all covenants, agreements, representations and warranties made by the Company and the Investor herein will survive the execution of this Subscription, the delivery to the Investor of the Shares being purchased and the payment therefore.
11. This Subscription may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.
12. In case any provision contained in this Subscription should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.
13. This Subscription will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.
14. This Subscription may be executed in one or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.
15. The Investor acknowledges and agrees that such Investor’s receipt of the Company’s counterpart to this Subscription shall constitute written confirmation of the Company’s sale of Shares to such Investor.
16. In the event that the Placement Agreement is terminated by the Placement Agents pursuant to the terms thereof, this Subscription shall terminate without any further action on the part of the parties hereto.

INVESTOR SIGNATURE PAGE

Number of Shares:

Purchase Price Per Share: $

Aggregate Purchase Price: $

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.
Dated as of: December  , 2006

INVESTOR

By:

Print Name:

Title:

Name in which Shares are to be registered:

Mailing Address:

Taxpayer Identification Number:

Manner of Settlement: DWAC (see Exhibit A for explanation and instructions)
Agreed and Accepted this ___ day of December 2006:
ENTREMED, INC.

By:

Title:

The sale of the Shares purchased hereunder was made pursuant to a registration statement or in a transaction in which a final prospectus would have been required to have been delivered in the absence of Rule 172 promulgated under the Securities Act.

Exhibit A
TO BE COMPLETED BY INVESTOR
SETTLING VIA DWAC
Delivery by electronic book-entry at The Depository Trust Company (“DTC”), registered in the Investor’s name and address as set forth on the Signature Page of the Subscription to which this Exhibit A is attached, and released by American Stock Transfer and Trust Company, the Company’s transfer agent (the “Transfer Agent”), to the Investor at the Closing.

Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the Shares are maintained)

DTC Participant Number

Name of Account at DTC Participant being credited with the Shares

Account Number at DTC Participant being credited with the Shares

NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THE SUBSCRIPTION TO WHICH THIS EXHIBIT A IS ATTACHED BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:
(I)	DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) ON THE CLOSING DATE INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES, AND

(II)	REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:
JPMorgan Chase Bank, NA
ABA#: 021000021
Account Name: JPMC as EA for EntreMed/ThinkEquity
Account #: 304875848
Attn: James Fulton

Prospectus
Up to $50,000,000 of our common stock & warrants
     We may offer from time to time up to $50,000,000 in total of (a) shares of our common stock, (b) warrants to purchase shares of common stock, or (c) any combination of our common stock or warrants. We may offer the common stock and warrants (collectively, the “securities”) separately or together, in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus (each, a “prospectus supplement”). When we decide to issue securities, we will provide you with the specific terms and the public offering price of the securities in prospectus supplements. You should read this prospectus and the prospectus supplements carefully before you invest. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.
     Our common stock is quoted on the Nasdaq National Market and traded under the symbol “ENMD.”
     Our principal executive offices are located at 9640 Medical Center Drive, Rockville, Maryland 20850 and our telephone number is (240) 864-2600.
     We will describe in the prospectus supplement any material risk factors that you should consider before purchasing our securities. Please see “Risk Factors” on page 3 for more information.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 8, 2005

i

     You should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.
     We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

ii

Information about EntreMed
     We are a clinical-stage pharmaceutical company focused on developing the next generation of multi-mechanism oncology and anti-inflammatory drugs that target disease cells directly and the blood vessels that nourish them. We are focused on developing drugs that are safe and convenient, and provide the potential for improved patient outcomes. Panzem® (2-methoxyestradiol or 2ME2), our lead drug candidate, is currently in clinical trials for cancer, as well as in preclinical development for non-oncology indications, including rheumatoid arthritis.
     Our goal is to develop and commercialize new compounds based on our expertise in the science of angiogenesis, cell cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases. We believe that our compounds will have broad therapeutic potential and significant commercial opportunity. We have identified new molecules, including analogs of 2ME2, modulators of fibroblast growth factor-2 (FGF–2) activity, tissue factor pathway inhibitor (TFPI) peptides, and proteinase activated receptor-2 (PAR–2) antagonists. We are developing these potential drug candidates for either in-house advancement or external partnering.
     The initial formulation of our lead clinical drug candidate, Panzem® Capsules (2-methoxyestradiol, 2ME2), has been administered to 171 patients in six Phase I and II oncology trials and has shown an excellent safety profile with no dose limiting toxicities reported to date. Furthermore, investigators have reported tumor regression and disease stabilization in some patients with advanced cancers.
     We have developed a new 2ME2 liquid suspension designed to enhance drug levels in the bloodstream. Our new orally-administered formulation, Panzem® NCD, is now being tested in Phase Ib clinical trials in advanced cancer patients. We expect to conduct multiple Phase II clinical trials using Panzem® NCD throughout 2006.
     We also are using 2ME2 in preclinical testing for potential applications in rheumatoid arthritis. Results from three preclinical animal studies have shown that treatment with 2ME2 resulted in a dose-dependent decrease in severity of arthritic disease and a marked inhibition of tissue and joint damage. Preclinical studies also demonstrated that 2ME2 decreases inflammation, halts disease progression, and suggests that 2ME2 has disease modifying antirheumatic drug properties that are dose-dependent. Based on progress–to–date, we intend to file an investigational new drug application for 2ME2 in rheumatoid arthritis in 2006.

Risk Factors
     An investment in our securities involves a high degree of risk. You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement before making an investment decision. The risks and uncertainties described in the prospectus supplement are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common stock or warrants could decline, and you could lose all or part of your investment. You should also refer to the other information contained in this prospectus or incorporated herein by reference, including our consolidated financial statements and the notes to those statements. See also the information below regarding forward-looking statements.

Special Note Regarding Forward-Looking Statements
     This prospectus contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other statements that we make. All statements that are not descriptions of historical facts are forward-looking statements, based on management’s estimates, assumptions and projections that are subject to risks and uncertainties. These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” or “anticipates” or similar terminology. Although we believe that the expectations reflected in our forward-looking statements are reasonable as of the date made, actual results could differ materially from those currently anticipated due to a number of factors, including risks relating to the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of our product candidates (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Additional important factors that could cause actual results to differ materially from our current expectations are identified in other filings with the SEC. Our forward-looking statements are based on information available to us today, and we will not update these statements, except as may be required by law.

Use of Proceeds
     We will use the net proceeds received from the sale of the securities for clinical trials of our lead product candidates, development of current and future product candidates, working capital and general corporate purposes or as specified in a prospectus supplement, at the discretion of management.

Plan of Distribution
     We may sell the securities being offered by this prospectus separately or together:
•	directly to purchasers;

•	through agents;

•	to or through underwriters;

•	through dealers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•	through a combination of any of these methods of sale.
     In addition, we may issue the securities being offered by this prospectus as a dividend or distribution.
     We may distribute our securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:
•	at market prices prevailing at the times of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.
     We will describe the method of distribution and price of the securities in the prospectus supplement.
     We may directly solicit offers to purchase the securities offered by this prospectus. Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer of sale of the securities and set forth any commissions payable by us to an agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an “underwriter” of the securities as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”).
     If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. We will describe any of these activities in the prospectus supplement.

     If a dealer is used in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.
     We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process.
     Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. The prospectus supplement will describe the terms and conditions of indemnification or contribution.
     We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchase under these delayed delivery contracts will be subject to only two conditions:
•	that the institution’s purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

•	that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed contracts.
     To the extent permitted by and in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of the activities at any time.
     To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

     No securities may be sold under this prospectus without delivery, in paper format, in electronic format on the Internet, or both, of the applicable prospectus supplement describing the method and terms of the offering.

Description of Common Stock
Authorized and Outstanding Common Stock
     As of September 30, 2005, we had 120,000,000 shares of common stock authorized, of which 50,072,569 shares were outstanding. In addition, as of that date, we have 3,350,000 shares of 6% Series A Convertible Preferred Stock (“Series A Preferred”) issued and outstanding. Each share of Series A Preferred is convertible into five shares of common stock at an initial conversion price of $1.00 per share.
Listing
     Our common stock is quoted on the Nasdaq National Market and traded under the symbol “ENMD.”
Dividends
     Our board of directors may authorize, and we may make, distributions to our common stockholders, subject to any restriction in our articles of incorporation, the terms of any outstanding series of preferred stock, and to those limitations prescribed by law.
     Our Series A Preferred stock ranks, with respect to rights to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up, senior to our common stock and to any other class or series of our capital stock that we may issue in the future, unless the holders of the Series A Preferred stock approve the issuance of more senior securities. Our Series A Preferred Stock accumulates dividends at a rate of 6% and will participate in dividends declared and paid on the common stock, if any. All accumulated dividends must be paid before any dividends may be declared or paid on the Common Stock.
Fully Paid and Non-Assessable
     All of our outstanding common shares are fully paid and non-assessable. Any additional common shares that we issue will be fully paid and non-assessable.
Voting Rights
     Each of our outstanding common shares as of the applicable record date is entitled to one vote in each matter submitted to a vote at a meeting of stockholders and, in all elections for directors, every stockholder has the right to vote the number of shares owned by it for as many persons as there are directors to be elected, provided directors are elected according to our articles of incorporation and by-laws. Our stockholders may vote either in person or by proxy.
     The holders of Series A preferred stock have the right to one vote for each share of common stock into which their shares of Series A Preferred could then be converted. Holders of Series A Preferred have full voting rights, are entitled to notice of any stockholders’ meeting, and are treated for all purposes, and entitled to vote, with holders of the common stock as a single class.
Preemptive and Other Rights
     Holders of our common stock have no preemptive rights and have no other rights to subscribe for additional shares nor does the common stock have any conversion rights or rights of redemption. Upon liquidation, all holders of our common stock are entitled to participate pro rata in the assets of the Company available for distribution, subject to the rights of our Series A Preferred and any other class of preferred stock then outstanding.
     We have granted certain participation rights to purchase securities sold by us to holders of our Series A Preferred.
Preferred Stock
     Our certificate of incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to a total of 5,000,000 shares of preferred stock, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, without further vote or action by the stockholders.
     Stockholder Action by Written Consent; Meetings
     Under Delaware corporate law, any action required to be taken by our stockholders may be taken without a meeting, without prior notice and without a vote if a consent in writing is signed by holders of shares having at least the number of votes necessary at a stockholder meeting and prompt notice of the taking of such action is given to the other stockholders.
     Our by-laws provide that special meetings of our stockholders may be called at any time only by the board of directors or by the president, secretary, or an assistant secretary at the written request of the holders of at least fifty percent (50%) of all outstanding shares entitled to vote on the matter for which the meeting is called.
Staggered Board of Directors
     Our Board of Directors is divided into three classes, the members of each of which will serve for a staggered three-year term. Our shareholders may elect only one-third of the directors each year; therefore, it is more difficult for a third party to gain control of our Board of Directors than if our Board was not staggered.
Transfer Agent and Registrar
     American Stock Transfer & Trust Company is our transfer agent and registrar.

Description of Warrants
     We may issue warrants for the purchase of shares of the common stock. Warrants may be issued independently or together with the shares of common stock offered by any prospectus supplement to this prospectus and may be attached to or separate from such shares. Further terms of the warrants will be set forth in the applicable prospectus supplement.
     The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:
•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the designation, terms and number of shares of common stock purchasable upon exercise of such warrants;

•	the designation and terms of the shares of common stock with which such warrants are issued and the number of such warrants issued with such shares;

•	the date on and after which such warrants and the related common stock will be separately transferable, including any limitations on ownership and transfer of such warrants;

•	the price at which each share of common stock purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax consequences; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Legal Matters
     Arnold & Porter LLP, Washington, D.C., has rendered an opinion to the effect that, upon completion of all required actions taken in connection with the issuance of the securities: (i) when issued for legal consideration of not less than $.01 per share, the common stock will be validly issued, fully paid and nonassessable and (ii) when issued in exchange for legal consideration of not less than $.01 per share, the warrants will be validly issued, fully paid and nonassessable.
Experts
     Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
Incorporation of Certain Documents by Reference
     The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
     This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the offering of the securities. These documents contain important information about us.
1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 16, 2005;

2.	The Company’s Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2004, filed with the Commission on May 9, 2005;

3.	The Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005;

4.	The Company’s Current Report on Form 8-K filed with the Commission on February 23, 2005, March 11, 2005, March 29, 2005, May 24, 2005 and August 2, 2005; and

5.	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on May 14, 1996, including any amendment or report filed for the purpose of updating such description.
     You can obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC on its web site at http://www.sec.gov. You also can obtain these documents from us without charge by visiting our web site at http://www.entremed.com or by requesting them in writing, by email or by telephone at the following address:
Ginny Dunn
Associate Director, Corporate Communications & Investor Relations
EntreMed, Inc.
9640 Medical Center Drive
Rockville, Maryland 20850
(240) 864-2600
ginnyd@entremed.com
Where You Can Find More Information
     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.
     In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room.
     In addition, the SEC maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC. The address of that web site is http://www.sec.gov. We also maintain a web site at http://www.entremed.com, which provides additional information about our company.